UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 14, 2025
THE TIMKEN COMPANY
(Exact name of registrant as specified in its charter)

Commission file number: 1-1169

Ohio		34-0577130
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

4500 Mount Pleasant Street NW
North Canton	Ohio	44720-5450
(Address of principal executive offices)		(Zip Code)

234.262.3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, without par value	TKR	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2025, The Timken Company (the “Company”) announced that its Board of Directors (the “Board”) appointed Michael A. Discenza to the position of Vice President and Chief Financial Officer (“CFO”) of the Company effective immediately (the “Appointment Date”) to replace Philip D. Fracassa, former Executive Vice President and Chief Financial Officer, who will remain with the Company until September 5, 2025. Mr. Fracassa’s departure from the Company is to pursue another opportunity and was not a result of any financial or accounting issue or disagreement with the Board or Company on any such matter.

Mr. Discenza, age 54, has served as Vice President – Finance & Group Controller at the Company since October 2022 and has over 25 years of experience with the Company in various roles of increasing responsibility within the finance and accounting functions. Prior to his most recent role, Mr. Discenza was Vice President & Group Controller from March 2018 to October 2022. He holds bachelor’s and master’s degrees in economics from The University of Akron and is a certified management accountant.

The Compensation Committee (the “Committee”) of the Board approved the below compensation elements for Mr. Discenza in connection with his appointment to CFO of the Company:

•Base salary at the rate of $500,000 per year.
•Participation in the Company’s annual short-term incentive compensation program for executive officers, with a target award equal to 70% of his earned annual base salary and with payment based on actual performance (with the 2025 bonus calculated on a pro-rata basis).
•Beginning with 2026, participation in the Company’s annual long-term equity incentive compensation program for executive officers, with a target opportunity grant date value equal to approximately $1.1 million for the first year’s grant.
•Participation in the Company’s other standard benefits and perquisites for its executive officers.

Mr. Discenza will enter into a revised Severance Agreement on the Company’s standard form (the “Severance Agreement”) that will provide for a severance payment, continued medical, dental and vision coverage, and other benefits more fully described in the Severance Agreement. Generally, if Mr. Discenza experiences a qualifying termination prior to a change in control of the Company, he will receive a cash severance payment equal to one times his base salary and incentive pay, and if Mr. Discenza experiences a qualifying termination within two years after a change in control of the Company, he will receive a cash severance payment equal to one and a half times his base salary and incentive pay.

Mr. Discenza has already entered into the Company’s standard Non-Disclosure, Restrictive Covenant, and Assignment Agreement, containing certain confidentiality, non-competition and non-solicitation covenants, and the Company’s standard indemnification agreement for officers.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

By:	/s/ Hansal N. Patel
Hansal N. Patel
Executive Vice President, General Counsel & Secretary
Date: August 15, 2025